UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 18, 2008 (Date of earliest event reported)
PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)
California	1-12609	94-3234914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market, Spear Tower, Suite 2400, San Francisco, CA	94105
(Address of principal executive offices)	(Zip code)
415-267-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)
California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California		94177
(Address of principal executive offices)		(Zip code)
(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events

On July 18, 2008, Pacific Gas and Electric Company (“Utility”), a subsidiary of PG&E Corporation, filed an application at the California Public Utilities Commission (“CPUC”) requesting that the CPUC authorize the Utility to develop and construct a 560-megawatt (“MW”) generating unit at the Tesla Generating Station, a proposed combined cycle power plant to be located in eastern Alameda County, California.  On July 17, 2008, the Utility agreed to acquire Midway Power, LLC from its owner, ESI Energy, LLC, to obtain the real property and development rights for the Tesla Generating Station site, subject to certain conditions, including permission from the California Energy Commission (“CEC”) to transfer the license previously issued by the CEC for the Tesla Generating Station. The CEC issued a license to construct and operate the Tesla Generating Station in 2004 as a 1,120-MW combined-cycle generating facility, utilizing two power trains capable of generating 560 MW each.  The acquisition agreement provides the Utility the option to proceed with the development of the second generating unit in the future, subject to CPUC approval.  The CEC license to construct and operate the Tesla Generating Station contains certain conditions that must be met to ensure that the project is designed, constructed, and operated in conformity with applicable law.  The current CEC permit requires that construction begin by June 2009.

The Utility has requested that the CPUC issue a final decision by January 29, 2009 to authorize the Utility to recover its forecasted initial capital costs of approximately $850 million to construct one of the units.  If the actual cost is less, the Utility’s customers would receive the benefit.  If the actual cost is higher, the Utility has proposed that it be permitted to recover in rates the $850 million initial capital costs without an after-the-fact reasonableness review and that it be permitted to file an application requesting recovery of the excess costs to the extent that: (1) excess costs result from operational enhancements to the project, or (2) the excess costs are the result of an action or force that was beyond the Utility’s reasonable control, such as permitting delays or changes to the project mandated by regulatory agencies.  The Utility also has proposed that it be allowed to pass through to customers any performance incentives it may pay and any penalties it may receive under contracts for construction, engineering, and equipment, to the extent that such payments have not been included in the estimate of initial capital costs.

In order to ensure that the generating unit achieves commercial operation no later than the summer of 2012 when it is needed for reliability purposes, the Utility will enter into various engineering, equipment and supply contracts before the CPUC issues a final decision.  The Utility has requested that the CPUC issue an interim order by September 18, 2008, to permit the Utility to recover the termination costs it would incur under these contracts if the CPUC ultimately denies the Utility’s application to develop and construct the generating unit.  As of September 18, 2008, the Utility will be responsible for approximately $5 million in termination costs if the interim order is denied.  If the interim order is granted, the Utility would be eligible to recover its termination costs, subject only to a review of the reasonableness of its management and administration of the terminated contracts, and will proceed with progress payments under the contracts until a final CPUC decision is reached.  The Utility anticipates that termination costs could reach up to $50 million by January 29, 2009, the date the Utility has requested that the CPUC issue its final decision, if the CPUC ultimately denies the Utility’s application.  In addition, if the CPUC does not approve the application, the Utility has requested that the CPUC permit the Utility to recover a rate of return on its site acquisition costs (the amount of which is confidential) until the time that the property is placed in service.

In approving the 2006-2016 long-term procurement plans of the California investor-owned electric utilities, the CPUC authorized the development of utility-owned generation outside of the request-for-offers process when there is an attractively priced resource development proposal that presents a unique opportunity or that is needed to meet specific, unique reliability issues and the only means of developing new resources in sufficient time is by utility ownership. In addition, the CPUC’s decision in the long-term procurement plan proceeding affirmed that to the extent that third parties fail to develop a proposed new generation facility due to financial, permitting or other reasons, the Utility may seek CPUC authorization to develop or acquire new generation facilities to ensure that the Utility is able to meet its customers’ demand.  In November 2006, the CPUC approved several power purchase agreements that the Utility entered into with third parties to meet its forecasted future need.   Some of the generation resource projects to be developed by these third parties have either been terminated or face significant delay or uncertainty.  The Utility believes that it has a unique and fleeting opportunity to acquire and develop a permitted site in time to meet its approved need for new resources and that the extraordinary circumstances warrant the CPUC’s approval of the Utility’s application for authorization to develop and construct the generating unit at the Tesla Generating Station.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: July 21, 2008	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: July 21, 2008	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary